                                                                   EXHIBIT 10.5

                         EMPLOYMENT AGREEMENT



     THIS EMPLOYMENT AGREEMENT (the "AGREEMENT") is dated as of June 15, 1999, between Geologistics Corporation, a Delaware corporation (the "COMPANY"), and Robert Arovas (the "EXECUTIVE").



     1. EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, on the terms and conditions set forth herein.

     2. TERM. The Executive's employment by the Company will commence on the date hereof and terminate at 12:01 a.m. on June 15, 2002 (the "EXPIRATION DATE)" unless sooner terminated or extended as hereinafter provided (such period, the "EMPLOYMENT PERIOD"); PROVIDED, HOWEVER, that the initial Employment Period, and the corresponding Expiration Date, shall automatically be extended for successive one (1) year terms if neither Party has advised the other in writing in accordance with Section 11 at least six
(6) months prior to the end of the then current Employment Period that such Employment Period will not be extended for an additional one (1) year period.
 In the event that such notice is given, the Executive's employment will terminate on the last business day of the then current Employment Period.

     3.     POSITION, DUTIES AND RESPONSIBILITIES.

           (a) POSITION. The Executive hereby agrees to serve as Executive Vice President and Chief Operating Officer of the Company reporting to the Chief Executive Officer and the Board of Directors of the Company (the "BOARD"). In addition, the Executive shall serve as Acting Chief Financial Officer until such time as that position can be filled. The Executive shall devote his best efforts and his full business time and attentio nto the performance of services to the Company in his capacity as an officer thereof and as may reasonably be requested by the Board, except when taking time off for vacations, holidays, illness or such other reasons as permitted under this Agreement or in accordance with the Company's policies, practices and procedures, as long as such time off does not interfere with the performance of his duties. The Company shall retain full direction and control of the means and methods by which the Executive performs the above services.

     (b) PLACE OF EMPLOYMENT. Unless the parties agree otherwise in writing, during the term of this Agreement, the Executive shall perform the services required by this Agreement at the Company's principal offices in either Chicago, Illinois or Atlanta, Georgia; PROVIDED, HOWEVER, that the Company may from time to time reasonably require the Executive to travel temporarily to other locations on the Company's business at the Company's expense.

     (c) OTHER ACTIVITIES. Except with the prior written approval of the Board (which the Board may grant or withhold in its sole discretion), the Executive, during the Employment Period, will not (i) accept any other employment, (ii) serve on the board of directors or similar body of any other business entity, or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a conflicting position with, that of the Company or any of its subsidiaries; PROVIDED, HOWEVER, that the Executive's receipt of severance payments and benefits from any prior employer, which are not in exchange for any services to be rendered to or on behalf of such employer during the Employment Period, shall not be a violation of this Section 3(c).

     4.     COMPENSATION AND RELATED MATTERS.

            (a) SALARY. During the Employment Period, the Company shall pay the Executive an annual base salary ("SALARY") of not less than $300,000, to be paid consistent with the standard payroll practices of the Company but in any event in installments no less frequently than monthly.

            (b) BUSINESS EXPENSES. The Company shall promptly reimburse the Executive for reasonable business expenses incurred in connection with the conduct of the Company's business upon presentation of sufficient evidence of such expenditures consistent with the Company's policies as may be in place from time to time.

            (c) CASH INCENTIVE COMPENSATION. The Executive shall be eligible to receive additional performance-based cash bonus compensation (the "CASH INCENTIVE COMPENSATION") of up to seventy percent (70%) of the Executive's Salary for each fiscal year upon his satisfaction of certain financial targets and other clearly defined management objectives (the "CASH INCENTIVE OBJECTIVES") to be established annually by the Compensation Committee of the Board. For the Company's 1999 fiscal year, the Cash Incentive Objectives shall be established within sixty (60) days of the date hereof and shall be based on the plan for reorganization submitted to the Company by the Executive on or about August 13, 1999, as the same may be reviewed and revised by the Company and the Executive, and, for each subsequent fiscal year, the Cash Incentive Objectives shall be established no later than sixty (60) days following the commencement of such fiscal year. The Executive's Cash Incentive Compensation for the Company's 1999 fiscal year shall be payable on a prorated basis by multiplying such amount by a fraction, the numerator being the number of days in the Employment Period during such year and the denominator being 365.

              (d) AUTOMOBILE ALLOWANCE. The Company will provide the Executive with the use of a Company-leased automobile in accordance with applicable Company policy.

              (e) PAID TIME OFF. The Executive will be entitled to paid time off in each calendar year in accordance with the Company's policies, practices and procedures applicable to executives, which shall include, but not be limited to, four weeks of vacation, all holidays observed by the Company, personal days and sick days; PROVIDED, HOWEVER, that the Company will permit the Executive to carry over up to two weeks of accrued but unused vacation days for use in the following calendar year or will pay the Executive for such vacation days, at the Company's option.

              (f)    HOUSING ALLOWANCE/RELOCATION REIMBURSEMENT.  The
Company will provide the Executive with the use of a Company-leased apartment in the Atlanta, Georgia metropolitan area; PROVIDED, HOWEVER, that if, during the first six (6) months of his employment with the Company, the Executive, in his sole discretion, elects to relocate his primary residence from California to Georgia or agrees to any subsequent relocation thereafter at the request of the Company, the Company will reimburse the Executive for the reasonable costs associated with such relocation(s), and said housing allowance thereafter will be discontinued.

             (g) PERSONAL TRAVEL ALLOWANCE. The Company will pay the Executive's costs for up to three round-trip airline tickets per month, at the most cost-effective rate, to his home in California.

             (h) RESTRICTED STOCK GRANT. The Company shall provide the Executive with 25,000 shares of restricted Company stock, subject to the terms and provisions of the Geologistics Corporation 1999 Long-Term Incentive Plan and the Restricted Share Award Agreement executed thereunder, which agreement is attached as Exhibit A hereto.

             (i) LETTER OF CREDIT. Within thirty (30) days after the execution of this Agreement, the Executive shall receive an irrevocable bank letter of credit (the "LETTER OF CREDIT") in the amount of $500,000, subject to adjustment as provided below, payable to the Executive (or his heirs, successors or assigns) in the event of the Company's failure to pay to the Executive any amounts due and owing, or benefits due, pursuant to Section 4(a) or Section 6(d) of this Agreement, as a result of the Company's bankruptcy or insolvency or any other reason. Commencing on the date sixteen
(16) months after the date of this Agreement, the amount of the Letter of Credit shall be reduced by $25,000 per month for each month remaining in the Employment Period.

             (j) OTHER BENEFITS. The Executive shall be entitled to participate in or receive group health and long-term disability insurance, bonus plan, 401(k) plan, non-qualified plan and similar benefits as the Company provides generally from time to time to its executives and life insurance coverage in an aggregate amount of $750,000 through individual and/or group policies. The Executive may elect, in lieu of participation in the Company's group health plan, to obtain private health coverage, the cost of which shall be reimbursed to the Executive by the Company in an amount of up to $700 per month.

     5. TERMINATION. The Executive's employment hereunder shall or may be terminated under the following circumstances:

             (a) DEATH. The Executive's employment hereunder shall terminate upon his death.

             (b) DISABILITY. The Executive's employment hereunder shall terminate upon the Executive's "DISABILITY." Disability shall mean any physical or mental disability or infirmity which renders the Executive unable to perform his duties under this Agreement for more than ninety (90) consecutive days during any 180-day period, as determined (i) in accordance with any long-term disability plan provided by the Company of which the Executive is a participant, or (ii) by the following procedure: The Executive agrees to submit to medical examinations by a licensed healthcare professional selected by the Company, in its sole discretion, to determine whether a Disability exists. In addition, the Executive may submit to the Company documentation of a Disability, or lack thereof, from a licensed healthcare professional of his choice. Following a determination of a Disability or lack of Disability by the Company's or the Executive's licensed healthcare professional, the other party may submit subsequent documentation relating to the existence of a Disability from a licensed healthcare professional selected by such other party. In the event that the medical opinions of such licensed healthcare professionals conflict, such licensed healthcare professionals shall appoint a third licensed healthcare professional to examine the Executive, and the opinion of such third licensed healthcare professional shall be dispositive.

             (c) FOR CAUSE. The Company may terminate the Executive's employment hereunder for "CAUSE" by delivery of written notice to the Executive specifying the factual basis for the termination and the provision(s) of this Section 5(c) believed to be applicable thereto. Cause shall mean (i) Executive's material breach of this Agreement, (ii) his being formally charged with any felony or any crime involving moral turpitude under the laws of any state, the District of Columbia or of the United States,
(iii) his gross misconduct in the performance of his duties hereunder, including without limitation, his willful failure or refusal to carry out any proper direction by the Board with respect to the services to be rendered by him hereunder, or his habitual neglect of his duties as an officer of the Company (other than as a result of a disability), which misconduct or neglect shall continue for thirty (30) days after receipt of written notice from the Company, (iv) his engaging in any material misconduct, dishonesty, misappropriation of the assets of the Company, its equity holders or any of its or their affiliates, or any acts of gross negligence, in each case, detrimental in any material respect to any of the foregoing or (v) his engaging in any venture presented to him by virtue of his position with the Company wherein the profits of such venture are not made available to the Company, without having received the prior written consent of the Company.

             (d) WITHOUT CAUSE. The Company may terminate the Executive's employment for any reason upon written Notice of Termination, given in accordance with Section 5(g), and subject to the payments provided for in Section 6(d).

             (e) VOLUNTARY RESIGNATION. The Executive may voluntarily resign his position and terminate his employment with the Company without Good Reason at any time by delivery of a written Notice of Resignation to the Company, as provided for in Section 5(g), below.

            (f) RESIGNATION FOR GOOD REASON. The Executive may terminate his employment for "GOOD REASON" by delivery of a Notice of Resignation as described in Section 5(g) below, specifying the factual basis for the termination and the provision(s) of this Section 5(f) believed to be applicable thereto. Good Reason shall mean (i) a change in the Executive's title of Chief Operating Officer, (ii) a substantial diminution in the Executive's duties and responsibilities with the Company since the date of this Agreement, (iii) a reduction in the Executive's Salary, bonus opportunity or benefits provided pursuant to Section 4(b), Sections (4)(d) through (g) and Section 4(j) of this Agreement or (iv) any material breach of this Agreement; PROVIDED, HOWEVER, that the sale of any division or business of the Company not related to the Company's international freight forwarding business shall not in any event constitute a diminution in the Executive's duties and responsibilities.

             (g) NOTICE OF TERMINATION OR RESIGNATION. Any termination of the Executive's employment by the Company shall be communicated by written "NOTICE OF TERMINATION" to the Executive, and any resignation by the Executive shall be communicated by written "NOTICE OF RESIGNATION" to the Company, each of which shall set forth the date such termination or resignation shall become effective, which date shall, in any event, be no less than thirty (30) days from the date the notice is given, unless otherwise provided for in Section 5(h), below. A Notice of Termination or a Notice of Resignation shall also indicate the specific termination provision in this Agreement relied upon.

             (h)     DATE OF TERMINATION.  The Date of Termination shall mean
(i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated by reason of his Disability, the date of the final determination of a Disability as provided in Section 5(b), (iii) if the Executive's employment is terminated pursuant to Section 5(c) or (d) above, the date specified in the Notice of Termination, and (iv) if the Executive resigns pursuant to Section 5(e) or
(f), the Date of Resignation; PROVIDED, HOWEVER, that in no event shall the Date of Termination be earlier than the date of any Notice of Termination.

            (i) TERMINATION OBLIGATIONS OF EXECUTIVE. Upon termination of the Employment Period, (i) the Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any affiliate,
(ii) the Executive will be required to return all property and Confidential Information as provided for in Section 8, and the representations and warranties contained herein and the Executive's obligations under Sections 8, 9, 10 and 19 shall survive termination of the Employment Period and the expiration of this Agreement.

     6.     COMPENSATION UPON TERMINATION OR DURING DISABILITY.

            (a) DEATH. If the Executive's employment is terminated by reason of his death, the Company shall pay the Executive's estate his Salary through the end of the month in which the Date of Termination occurs, and the Executive's beneficiaries shall be entitled to receive any benefits due to them as a result of any life insurance policy the Executive receives pursuant to Section 4(j) of this Agreement. In the event that the Cash Incentive Objectives are met at the end of the fiscal year in which the Executive's death occurs, the Company shall also pay to the Executive's estate, within thirty (30) days after receipt by the Company of the audited financial statements for such fiscal year and confirmation that the Cash Incentive Objectives have been met, a proportionate share of the Cash Incentive Compensation due to the Executive for such fiscal year based upon the number of days in the fiscal year that the Executive worked for the Company prior to such termination. In addition, for a period of twelve (12) months from the Date of Termination, the Company shall keep in force the Executive's existing health insurance coverage on the same basis as in effect at the Date of Termination by (i) continuing the coverage of the Executive's dependents under the Company's group health plan, subject to the Company's right to amend, modify or terminate any such plan, or (ii) continuing to make the payments for the Executive's private health insurance for his eligible dependents, in accordance with the Executive's election pursuant to Section 4(j).

              (b) DISABILITY. During any period that the Executive is unable to perform his duties hereunder due to physical or mental illness, in the opinion of a physician selected or approved by the Board or as determined by any short-term disability plan provided by the Company, the Executive shall continue to receive the Salary payable to the Executive pursuant to and in accordance with the terms of Section 4(a) hereof until his employment is terminated pursuant to Section 5(b) hereof, provided that any payments so made to the Executive shall be reduced by any amounts paid to the Executive under any disability benefit plan maintained by the Company. If the Executive's employment is terminated by reason of a Disability, he shall be paid his Salary through the Date of Termination. In the event that the Cash Incentive Objectives are met at the end of the fiscal year in which the Executive is terminated pursuant to Section 5(b), the Company shall also pay to the Executive, within thirty (30) days after receipt by the Company of the audited financial statements for such fiscal year and confirmation that the Cash Incentive Objectives have been met, a proportionate share of the Cash Incentive Compensation that may otherwise have been due to the Executive for such fiscal year based upon the number of days in the fiscal year that the Executive worked for the Company prior to such termination. In addition, for a period of twelve (12) months from the Date of Termination, the Company shall keep in force the Executive's existing health insurance coverage on the same basis as in effect at the Date of Termination by (i) continuing the Executive's coverage under the Company's group health plan, subject to the Company's right to amend, modify or terminate any such plan, or (ii) continuing to make the payments for the Executive's private health insurance for the Executive and his eligible dependents, in accordance with the Executive's election pursuant to Section 4(j).

              (c) CAUSE. If the Executive's employment is terminated for Cause pursuant to Section 5(c) hereof, the Company shall pay the Executive his Salary through the Date of Termination, and no other payments will be due and owing.

              (d) OTHER TERMINATIONS BY THE COMPANY. If the Company terminates the Executive's employment without Cause pursuant to Section 5(d) or if the Executive resigns for Good Reason pursuant to Section 5(f), the Company shall pay the Executive the Salary payable pursuant to and in accordance with Section 4(a) for the greater of (i) the period beginning on the Date of Termination and ending on the Expiration Date or (ii) a period of twelve (12) months from the Date of Termination (either period referred to herein as the "SEVERANCE PERIOD"). In the event that the Cash Incentive Objectives are met at the end of the fiscal year in which the Executive is terminated by the Company without Cause pursuant to Section 5(d) or the Executive resigns for Good Reason pursuant to Section 5(f), the Company shall also pay to the Executive, within thirty (30) days after receipt by the Company of the audited financial statements for such fiscal year and confirmation that the Cash Incentive Objectives have been met, a proportionate share of the Cash Incentive Compensation that may otherwise have been due to the Executive for the fiscal year in which the Date of Termination has occurred based upon the number of days in the fiscal year that the Executive worked for the Company prior to such termination. In addition, for a period of twelve (12) months from the Date of Termination, the Company shall keep in force the Executive's existing health insurance coverage on the same basis as in effect at the Date of Termination by (i) continuing the Executive's coverage under the Company's group health plan, subject to the Company's right to amend, modify or terminate any such plan, or (ii) continuing to make the payments for the Executive's private health insurance for the Executive and his eligible dependents, in accordance with the Executive's election pursuant to

Section 4(j). Notwithstanding anything to the contrary in this Agreement, no payments to be made or benefits to be provided to the Executive upon the termination of his employment pursuant to this Section 6(d) shall be made or provided unless and until the Executive executes a general release releasing the Company and its affiliates from all rights and claims arising under this Agreement or otherwise relating to his employment or the termination thereof and such general release becomes effective pursuant to its terms.

              (e) VOLUNTARY RESIGNATION. If the Executive terminates his employment with the Company pursuant to Section 5(e) hereof, the Company shall pay the Executive's Salary through the Date of Resignation, and no other payments shall be due and owing.

      7. CHANGE OF CONTROL. In the event that the Executive's employment is terminated (a) without Cause at any time during the Employment Period after a "CHANGE OF CONTROL" or (b) with Cause within six (6) months following a Change of Control, the Executive shall be entitled to the compensation and benefits provided for in Section 6(d) or Section 6(c), as applicable, plus, in each case, the compensation and benefits set forth in Section 6(d) for an additional period of six (6) months (the payment of which shall also be deemed to be a part of the Severance Period), subject to the same conditions contained in Section 6. A Change of Control shall be deemed to have occurred in the event that the "PERMITTED HOLDERS", individually or together, cease for any reason to beneficially own at least thirty percent (30%) of the Company's then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of the Company. As used herein, Permitted Holders means holders of common stock of the Company on August 12, 1999 and each other entity or person to which Oaktree Capital Management, LLC or William E. Simons & Sons LLC, or their respective affiliates, provides management or investment advisory services.

     8.     CONFIDENTIALITY, COMPANY PROPERTY AND NON-SOLICITATION COVENANTS.

            (a) CONFIDENTIALITY. The Executive will not, during the Employment Period or any period thereafter, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity, any "CONFIDENTIAL INFORMATION," for any reason or purpose whatsoever, except as necessary in the course of performing his duties under this Agreement and unless otherwise required by court order, subpoena or other government or legal process. "CONFIDENTIAL INFORMATION" means: information disclosed to the Executive or known by the Executive as a consequence of or through his relationship with the Company, about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company and its affiliates; PROVIDED, HOWEVER, that Confidential Information shall not include any information that (i) was publicly known at the time of disclosure to the Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity or (iii) is lawfully disclosed to the Executive by a third party.
Upon termination of the Executive's employment with the Company, regardless of the reason, all Confidential Information in his possession (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by the Executive or furnished to any third party; PROVIDED, HOWEVER, that the Executive may retain personal diaries, documents relating to his compensation and benefits, and this Agreement.

             (b) COMPANY PROPERTY. All personal property and equipment furnished to or prepared by the Executive in the course of or incident to his employment belong to the Company and shall be promptly returned to the Company upon termination of the Employment Period or at such other time as the Company may request. Personal property includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), and all other proprietary information relating to the business of the Company. Following termination, the Executive will not retain any written or other tangible material containing any proprietary information of the Company.

             (c) NON-SOLICITATION. At all times during the Employment Period and for the longer of any Severance Period or nine (9) months after the termination of the Executive's employment by the Company for Cause or by the Executive without Good Reason, the Executive will not, directly or indirectly, either on his own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, (i) carry on or be engaged or interested in, or solicit, the sale of physical logistics services to any person, firm or corporation which at any time during the Employment Period has been or is a customer of the Company, (ii) endeavor to canvas or solicit in competition with the Company or to interfere with the supply of orders for goods or services from or by any person, firm or corporation which during the Employment Period has been or is a supplier of goods or services to the Company, or (iii) solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who, during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of the Company.

     9. COVENANT NOT TO COMPETE. At all times during the Employment Period and for the longer of any Severance Period or twelve (12) months after termination if the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive will not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business or organization which, directly or indirectly, competes with, or in any way interferes with, the business of providing physical logistics services similar to that provided by the Company or any of its affiliates, in any part of North America. Notwithstanding the foregoing, nothing in this Section 9 shall prohibit the Executive from working for or providing services to any customer or supplier or former customer or supplier of the Company or any other person or entity that is not engaged in the business of providing physical logistics services or from owning less than one percent (1%) of the issued and outstanding shares of a corporation the shares of which are traded on a public stock exchange.

     10. INJUNCTIVE RELIEF AND ENFORCEMENT. In the event of any breach by the Executive of the terms of Sections 5(i), 8 or 9, the Company shall be entitled to institute legal proceedings to obtain damages for any such breach and to enforce the specific performance of this Agreement by the Executive and to enjoin the Executive from any further violation of Sections 5(i), 8 or 9 and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. The Executive acknowledges, however, that the remedies at law for any breach by him of the provisions of Sections 5(i), 8 or 9 may be inadequate. In addition, in the event any provision of Sections 5(i), 8 or 9 is determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or too great a geographical area or by reason of being too extensive in any other respect, each such provision shall be interpreted to extend to the maximum extent for which it may be enforceable, and enforced as so interpreted, all as determined by such court in such action.

     11. NOTICES. All notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when transmitted by telecopy with receipt confirmed, or one day after delivery to an overnight air courier guaranteeing next day delivery, addressed as follows:

     If to the Executive:      Robert Arovas
                               2746 Buchanan Street
                               San Francisco, CA. 94123

     With a copy to:           Brian T. Foley
                               Brian Foley and Co., Inc.
                               One North Broadway
                               White Plains, New York  10604

     If to the Company:        Geologistics Corporation
                               13952 Denver West Parkway
                               Suite 150
                               Golden, Colorado 80401
                               Attention:  General Counsel

     With a copy to:           Milbank, Tweed, Hadley & McCloy LLP
                               601 South Figueroa Street
                               30th Floor
                               Los Angeles, CA 90017
                               Attention:  Eric H. Schunk

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     12. ARBITRATION. Notwithstanding anything herein to the contrary, in the event of a dispute between the parties arising out of or relating to this Agreement, or the breach hereof, the parties agree that such dispute shall be resolved by final and binding arbitration in Atlanta, Georgia, administered by the American Arbitration Association ("AAA"), in accordance with AAA's Commercial Arbitration Rules then in effect. Discovery may be obtained during such arbitration proceedings to the extent authorized by the arbitrator. Any award issued as a result of such arbitration shall be final and binding between the parties thereto, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. The fees and expenses of such arbitration (including reasonable attorneys' fees) or any action to enforce an arbitration award shall be paid by the party incurring them, except that the arbitrator may determine that the party that does not prevail in such arbitration may be required to pay a portion of the prevailing party's fees and expenses.

     13. LEGAL FEES. The Company will reimburse the Executive for fees and expenses, up to a maximum amount of $7,500.00, incurred in connection with having this Agreement reviewed by legal counsel of his own choosing prior to execution, upon his submission of a statement for such fees and expenses from legal counsel.

     14. INDEMNIFICATION. The Company agrees to indemnify the Executive to the fullest extent provided for in the Indemnification Agreement that is annexed hereto as Exhibit B.

     15. SEVERABILITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect; provided, however, that if any one or more of the terms contained in Sections 8 or 9 hereto is for any reason held to be excessively broad with regard to time, duration, geographic scope or activity, that term shall not be deleted but shall be reformed and construed in a manner to enable it to be enforced to the extent compatible with applicable law.

      16. ASSIGNMENT. This Agreement may not be assigned by the Executive, but may be assigned by the Company to any successor to its business and will inure to the benefit and be binding upon any such successor.

      17. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

      18. HEADINGS. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      19. CHOICE OF LAW. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York (without reference to the choice of law provisions of New York law), except with respect to matters of law concerning the internal corporate affairs of the Company, and as to those matters the law of the State of Delaware shall govern.

     20.     LIMITATIONS ON LIABILITY.

            (a) If the Executive is awarded any damages for any breach of this Agreement, a breach of any covenant contained in this Agreement (whether express or implied by either law or fact), or any other cause of action based in whole or in part on his employment with the Company, such damages shall be limited to contractual damages and shall exclude (i) punitive damages, and
(ii) consequential and/or incidental damages (E.G., lost profits and other indirect or speculative damages). The maximum amount of damages that the Executive may recover for any reason shall be the amount equal to all amounts owed (but not yet paid) to the Executive pursuant to this Agreement through its natural term or through any Severance Period.

            (b) Any damages which the Company may be awarded because of the Executive's breach of this Agreement shall not include indirect or speculative damages or punitive damages.

     21. ENTIRE AGREEMENT. This Agreement, together with Exhibits A and B hereto, contains the entire agreement and understanding between the Company and the Executive with respect to the employment of the Executive by the Company as contemplated hereby, and this Agreement supersedes all prior agreements, understandings, representations, promises, negotiations and discussions, whether written or oral. This Agreement may not be changed unless in writing and signed by both the Executive and a member of the Board.

     22.     THE EXECUTIVE'S ACKNOWLEDGMENT.  The Executive acknowledges
(a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                     GEOLOGISTICS CORPORATION



                                         /s/ Ron Jackson
                                     -----------------------------------
                                     Name:  Ron Jackson
                                          ------------------------------
                                     Title: VP & General Counsel
                                          ------------------------------



                                     ROBERT AROVAS



                                       /s/ Robert Arovas
                                     -----------------------------------